Exhibit 99.1
ONYX PHARMACEUTICALS, INC.
2008 First, Second and Third Quarter Statement of Operations and Supplemental Schedule (Unaudited)

	2008 Quarter Ended
	September 30	September 30	June 30	June 30	March 31	March 31
	As Revised	As Previously Reported	As Revised	As Previously Reported	As Revised	As Previously Reported
	(In thousands, except per share data)
Statement of Operations
Revenue:
Revenue from collaboration agreement	$50,766	$—	$45,072	$—	$48,855	$—
Net revenue from unconsolidated joint business	—	39,924	—	30,199	—	37,738
Operating expenses:
Research and development expenses	21,792	10,950	23,498	8,625	18,555	7,438
Selling, general and administrative expenses	19,319	19,319	19,822	19,822	19,844	19,844

Income (loss) from operations	9,655	9,655	1,752	1,752	10,456	10,456

Investment income, net	2,763	2,763	2,662	2,662	5,271	5,271
Provision (benefit) for income taxes	175	175	(60)	(60)	309	309

Net income (loss)	$12,243	$12,243	$4,474	$4,474	$15,418	$15,418

Basic net income (loss) per share	$0.22	$0.22	$0.08	$0.08	$0.28	$0.28

Diluted net income (loss) per share	$0.21	$0.21	$0.08	$0.08	$0.27	$0.27

Supplemental Schedule As Revised
Nexavar product revenue, net (as recorded by Bayer)	$180,887	$—	$168,520	$—	$151,896	$—
Revenue subject to profit sharing (as recorded by Bayer)	168,141	—	156,547	—	151,896	—
Combined cost of goods sold, distribution, selling, general and administrative	79,362	—	80,135	—	62,703	—

Combined collaboration commercial profit	88,779	—	76,412	—	89,193	—

Onyx’s share of collaboration commercial profit	44,390	—	38,206	—	44,597	—
Reimbursement of Onyx’s shared marketing expenses	5,484	—	6,028	—	4,258	—
Royalty income	892	—	838	—	—	—

Revenue from collaboration agreement	$50,766	$—	$45,072	$—	$48,855	$—

Supplemental Schedule As Previously Reported
Nexavar product revenue, net (as recorded by Bayer)	$—	$180,887	$—	$168,520	$—	$151,896
Revenue subject to profit sharing (as recorded by Bayer)	—	168,141	—	156,547	—	151,896
Combined cost of goods sold, distribution, selling, general and administrative	—	79,362	—	80,135	—	62,703
Combined research and development	—	41,855	—	43,946	—	37,478

Combined collaboration profit	—	46,924	—	32,466	—	51,715

Onyx’s share of collaboration profit	—	23,462	—	16,233	—	25,858
Reimbursement of Onyx’s direct collaboration expenses	—	15,570	—	13,128	—	11,880
Royalty income	—	892	—	838	—	—

Net revenue from unconsolidated joint business	$—	$39,924	$—	$30,199	$—	$37,738